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                                                                      EXHIBIT 15



TXU Gas Company:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited condensed consolidated interim financial information of TXU Gas Company and subsidiaries (TXU Gas) for the periods ended March 31, 2001 and 2000, as indicated in our report dated May 11, 2001; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in TXU Gas' Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, is incorporated by reference in Registration Statements No. 333-43811, 333-85769, 333-85769-01, 333-85769-02, and 333-85769-03 on Form S-3 and Registration
Statement No. 333-43811-01 on Post Effective Amendment No. 1 to Form S-3, of TXU Gas.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


Dallas, Texas
May 11, 2001